UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Earliest Event Reported: September 2, 2010
ANADARKO PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8968	76-0146568

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address of principal executive offices including Zip Code)
(832) 636-1000

Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 2, 2010, Anadarko Petroleum Corporation (“Anadarko”) entered into a revolving credit agreement (the “Credit Agreement”) among Anadarko as the borrower, JPMorgan Chase Bank, N.A., as the administrative agent, Bank of America, N.A., DnB Nor Bank ASA, The Royal Bank of Scotland plc, Société Générale, and Wells Fargo Bank, N.A., as syndication agents, and the several lenders party thereto, providing for a five-year senior secured revolving credit facility (the “Revolving Credit Facility”). The aggregate initial commitments of the lenders under the Revolving Credit Facility are $5.0 billion. The Revolving Credit Facility matures on September 2, 2015, and borrowings under the Revolving Credit Facility will bear interest under one of two rate options, at Anadarko’s election, at either (i) the greatest of (a) the Prime Rate of JPMorgan Chase Bank, N.A., (b) the Federal Funds Effective Rate plus 0.5% and (c) the one-month London Interbank Offered Rate, or LIBOR, plus 1.0%, or (ii) LIBOR, in each case plus an applicable margin. The applicable margin for the Revolving Credit Facility will vary depending on Anadarko’s corporate ratings (i) in the case of LIBOR loans, from 2.75% to 3.75% or (ii) in the case of Alternate Base Rate Loans, as defined in the Credit Agreement, from 1.75% to 2.75%. Upon Anadarko’s entry into the Revolving Credit Facility, (i) approximately $295 million in letters of credit supported under Anadarko’s existing undrawn $1.3 billion revolving credit facility were transferred to the Revolving Credit Facility, (ii) approximately $101 million in pre-existing letters of credit issued by lenders party to the Credit Agreement were deemed to be secured thereunder and (iii) Anadarko’s existing undrawn $1.3 billion revolving credit facility was retired. Anadarko does not have any borrowings under the Revolving Credit Facility.
     The Credit Agreement contains various covenants with which Anadarko must comply, including, but not limited to, limitations on incurrence of indebtedness, investments, liens on assets, transactions with affiliates, mergers, consolidations, sales of assets and other provisions customary in similar types of agreements. Anadarko is also required to maintain, on a consolidated basis, (1) a maximum leverage ratio of Consolidated Total Debt to Consolidated EBITDAX, each as defined in the Credit Agreement, of 4.5 to 1.0 at the end of each fiscal quarter ending on or before December 31, 2011 and 4.0 to 1.0 thereafter (calculated for a period of four consecutive fiscal quarters ending on such quarterly date), (2) a minimum ratio of Consolidated Current Assets to Consolidated Current Liabilities, each as defined in the Credit Agreement, of 1.0 to 1.0 at the end of each fiscal quarter and (3) a minimum Collateral Coverage Ratio, as defined in the Credit Agreement, of 1.75 to 1.0 at the end of each fiscal quarter, based in part on the annually determined present value of proved reserves included in exploration and production assets in the United States mortgaged to the secured parties and the annually determined market value of oil and gas properties owned directly or indirectly by certain foreign subsidiaries, 65% of whose capital stock is pledged to the secured parties. Additionally, the Credit Agreement contains other customary conditions, representations and warranties, events of default and indemnification provisions.
     The indebtedness under the Revolving Credit Facility, along with certain hedging obligations owed to lenders or their affiliates and certain treasury-management obligations owed to lenders or their affiliates, is guaranteed by certain of Anadarko’s direct or indirect wholly owned domestic subsidiaries and secured by a perfected first priority security interest in certain of Anadarko’s and its subsidiaries’ exploration and production assets located in the United States, as well as 65% of the capital stock of certain foreign subsidiaries.
     The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.
     Affiliates of certain of the lenders under the Revolving Credit Facility have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to Anadarko and its affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits:

10.1	$5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010, among Anadarko Petroleum Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., DnB Nor Bank ASA, The Royal Bank of Scotland plc, Société Générale, and Wells Fargo Bank, N.A., as Syndication Agents, and the several lenders named therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANADARKO PETROLEUM CORPORATION (Registrant)
September 8, 2010	By:	/s/ Robert K. Reeves
Robert K. Reeves
Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX
10.1	$5,000,000,000 Revolving Credit Agreement, dated as of September 2, 2010, among Anadarko Petroleum Corporation, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., DnB Nor Bank ASA, The Royal Bank of Scotland plc, Société Générale, and Wells Fargo Bank, N.A., as Syndication Agents, and the several lenders named therein.